Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made this the 1st day of February, 2017 by and between The First Bancshares, Inc., a corporation organized and existing under the laws of the State of Mississippi ("Bancshares") and Dee Dee Lowery ("Executive").

WITNESSETH:

WHEREAS, Executive is employed by The First, A National Banking Association (“the Bank”), a wholly-owned subsidiary of Bancshares (Bancshares and Bank are herein referred to, collectively, as the “Company”) in a top executive or key management position having significant authority and responsibility and has made and is expected to make significant contributions to the profitability, growth and financial strength of the Company; and

WHEREAS, the Company recognizes that Executive is a valuable resource and, in the event of a Change in Control (as hereinafter defined) of the Company, the Company desires to assure itself of Executive's employment, continued loyalty and services or, in the event Executive is terminated or Executive’s employment with the Company is adversely affected as a result thereof, to assure Executive of adequate severance; and

WHEREAS, in the event of a Change in Control of the Company, the Company desires to assure, as much as possible, that its management team remains intact for a period of time after the Change in Control in order to assure a smooth transition and to increase the value of its franchise to its shareholders; and

WHEREAS, the Executive is willing to render services to the Company in the event of a Change in Control on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Term and Operation of Agreement.

(a)                This Agreement shall be effective and binding as of the date of its execution as first noted above (the “Effective Date”) and shall continue in effect until December 31, 2017 (the “Term”). Thereafter, this Agreement will automatically renew on January 1st of each year for successive one-year terms unless not later than October 31st preceding the upcoming renewal date, either party gives the other written notice of its intent not to renew this Agreement. Notwithstanding the preceding, this Agreement shall earlier terminate, automatically, upon Executive’s termination of employment with the Company prior to the end of the Term of this Agreement or any renewal thereof. In such event, all obligations of either party under this Agreement shall terminate except as otherwise specifically provided herein.

(b)               This Agreement is not intended to and shall not alter the compensation and/or benefits which Executive could reasonably expect to receive from the Bank or Bancshares absent a Change in Control and, accordingly, although effective and binding as of the Effective Date noted in Section 1(a) above, this Agreement shall become operative only upon the occurrence of a Change of Control.

(c)                The Company and Executive acknowledge and agree that Executive’s employment by the Bank is at will and that Executive may resign from employment at any time, whether before or after the occurrence of a Change in Control. Executive further acknowledges and agrees that Executive’s employment is at the pleasure of the Board of Directors (or, to the extent so delegated by such Board of Directors, the Chief Executive Officer or other executive officer) of Bancshares or the Bank and that Executive’s employment may be terminated at any time by such Board of Directors (or, to the extent so delegated by such Board of Directors, the Chief Executive Officer or other executive officer).

2.                  Employment Upon Change in Control.

(a)                Upon the occurrence of a Change in Control, and subject to the terms and conditions of this Agreement, the Company hereby agrees to continue Executive in the employ of the Company, and Executive hereby agrees to remain in the employ of the Company, for the period set out in Section 2(b) below, provided Executive is employed by the Company on the day immediately preceding the Closing Date (as hereinafter defined) with respect to the Change in Control. It is hereby acknowledged and agreed between the parties that, as provided in Section 1(c) above, this Agreement shall not operate to ensure employment, and further, as provided in Section 1(b) above, this Agreement shall not be operative unless and until a Change in Control, as defined herein, occurs.

(b)               The period of employment for purposes of this Agreement shall commence on the Closing Date (as hereinafter defined) of the Change in Control and shall continue for a period of twenty-four (24) months thereafter, or until the Executive’s death, if earlier (the “Employment Period”).

3.                  Position and Duties.

(a)                During the Employment Period, Executive shall hold such position and exercise such authority and perform such duties for or on behalf of the Company as are commensurate with the position held and authority being exercised and duties being performed by Executive immediately prior to the Closing Date. To meet this requirement, Executive's position, authority or duties after such Change in Control and throughout the Employment Period, must be commensurate in all material respects with those held and exercised by and assigned to Executive by Bancshares or the Bank immediately prior to the Closing Date.

(b)               Excluding periods of vacation and sick leave, Executive agrees that, during the Employment Period, Executive shall devote his or her full business time and attention to Executive's responsibilities as described herein and shall perform such duties and responsibilities faithfully and efficiently. Notwithstanding the foregoing, Executive may engage in such outside professional, civic, charitable and personal activities as are permitted by the Company’s policies and which do not materially interfere with the performance of Executive's duties and responsibilities under this Agreement.

4.                  Compensation and Benefits During Employment Period.

During the Employment Period, Executive shall receive the following compensation and benefits:

(a)                An annual base salary which is not less than his or her annual fixed or base salary in effect immediately prior to the Closing Date, payable in equal monthly or bi-monthly installments. During the Employment Period, Executive's annual base salary shall be reviewed at least annually and shall be increased from time to time consistent with increases in annual base salary awarded in the ordinary course of business to other executives and key employees of the Company in commensurate positions and with commensurate duties. Any increase in annual base salary shall not limit or reduce any other obligation to Executive under this Agreement. Executive's annual base salary shall not be reduced during the Employment Period without Executive's consent.

(b)               An annual cash bonus in an amount not less than as determined for Executive in accordance with the Company’s incentive compensation plan or plans in effect immediately preceding the Closing Date of the Change in Control or in accordance with any bonus, incentive, profit-sharing, performance or similar policy, plan, program or arrangement of the Company or any successor thereto providing benefits at least as great as the benefits payable thereunder to Executive prior to the Change in Control; provided, however, Executive shall not be entitled to a cash bonus with respect to any year in which no bonuses have been paid or will be paid to any officer of the Company.

(c)                Vacation and sick leave on the same terms and conditions as other executives and key employees of the company in commensurate positions and with commensurate duties.

(d)               Executive shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which other executives and key employees of the Company in commensurate positions and with commensurate duties participate, including without any limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group and/or executive life, accident, health, dental, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plan, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company providing perquisites, benefits, and service credit for benefits at least as great are payable thereunder prior to a Change in Control; provided, however, that the Executive’s right thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise effected hereby.

5.                  Severance Benefits.

(a)                If, at any time on or after the Closing Date of a Change in Control and prior to the expiration of the Employment Period, Executive’s employment with the Company is involuntarily terminated, other than for Cause or Executive resigns his or her position for Good Reason, the Company shall pay Executive the following benefits:

(i)                 A lump-sum severance amount equal to two (2) times Executive's then-current annual base salary. Said payment shall be in addition to Executive’s accrued, but unpaid, annual salary and benefits through the date of termination. Said severance amount shall be paid in a lump-sum within thirty (30) days following Executive’s termination, subject to Section 5(d).

(ii)               As an additional severance benefit, the Company will provide Executive with benefits and coverage, at the Company’s sole expense, under the Company’s health care plan; provided, however, such coverage shall be provided only in accordance with and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The COBRA premiums for coverage of Executive will be paid by the Company until the end of the Employment Period under this Agreement. Thereafter, all COBRA premiums shall be the responsibility of the Executive.

(iii)             Executive shall fully vest in and become entitled to payment of all incentive compensation, whether cash-based or stock-based, and other stock-based equity compensation under any incentive or other plan or agreement with the Company (“Incentive Plan or Agreement”) and all benefits under any deferred compensation plan, agreement or other arrangement (“Deferred Compensation Agreements”). In the event the incentive compensation to be paid under any such Incentive Plan or Agreement is to be determined based on the level of achievement of performance or production goals and the period for which such achievement is to be measured (the “Performance Period”) has not expired as of the date of Executive’s termination, Executive shall be entitled to a pro rata portion of the incentive compensation based on Executive’s actual performance for the portion of the Performance Period ending on the date of Executive’s termination as compared to the prorated performance or production goals. In determining such pro rata amount, only full months completed during the Performance Period shall be taken into consideration and any partial month shall be disregarded. The payment of benefits pursuant to this Section shall be made in a lump-sum simultaneously with the payment of the lump-sum severance amount pursuant to Section 5(a)(i), notwithstanding the payment provisions of the Incentive Plan or Agreement and/or the Deferred Compensation Agreements. However, if any Incentive Plan or Agreement or Deferred Compensation Agreements under which Executive is entitled to benefits contains provisions specifically regarding the acceleration of vesting and/or the payment of benefits thereunder in connection with a Change in Control, the provisions thereof shall control in lieu of this Section 5(a)(iii) and Executive shall vest in and become entitled to payment of all equity awards, incentive compensation and/or deferred compensation benefits thereunder in accordance with the terms and conditions of the respective Incentive Plans and Agreements and/or Deferred Compensation Agreements.

(b)               In the event Executive’s employment with the Company is terminated on or after the Closing Date and prior to the expiration of the Employment Period for any reason other than as provided in 5(a) above, Executive shall be entitled to and the Company shall pay to Executive only his annual base salary through the date of termination not theretofore paid, and any other benefits accrued but unpaid through the date of termination.

(c)                Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that are considered deferred compensation not exempt under Section 409A of the Code will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A of the Code. For purposes of this Agreement, any reference to “termination of service” or “termination” or any similar term shall be construed to mean a “separation of service” within the meaning of Section 409A of the Code. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Code.

(d)               To the extent required by Section 409A of the Code, if any amount constituting non-exempt deferred compensation under Section 409A of the Code is or becomes payable to Executive at a time in which Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i), solely as a result of Executive’s termination of employment with the Company, payment of such amount shall be delayed until the first business day after the six-month anniversary of the date of such termination of employment. Whether or not Executive is a specified employee and whether or not the payment is required to be delayed for such six-month period shall be determined by the Company in accordance with the provisions of Treasury Regulation Section 1.409A-1(i).

(e)                To the extent any reimbursement or in-kind benefits provided to Executive pursuant to this Agreement are subject to Section 409A of the Code, including without limitation any health plan benefit subject to Section 409A of the Code, then in accordance with Section 409A of the Code (i) the amount of the expenses eligible for reimbursement or in-kind benefits provided during Executive’s taxable year shall not affect the expense eligible for reimbursement or in-kind benefits provided in any other taxable year; (ii) the reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)                Notwithstanding anything in this Section 5 to the contrary, the parties hereto acknowledge and agree that, upon their mutual consent, they may modify or amend the provisions hereof or terminate this Agreement at any time before or after the Closing Date. In the event of a termination of this Agreement, the provisions hereof shall thereafter have no further force or effect. No such modification, amendment or termination of this Agreement, however, shall be made which shall have the effect of causing any provision hereof or any payment hereunder to violate or result in immediate taxation to Executive under Section 409A of the Code and any such attempted modification, amendment or termination shall be void and of no effect.

6.                  Executive’s Covenants

Executive agrees that during Executive’s employment by the Company and for a period of twenty-four (24) months thereafter (the “Restrictive Period”) Executive shall comply with the restrictive covenants set forth in this Section 6. Executive’s receipt of the severance pay and benefits under Section 5 of this Agreement is conditioned upon Executive’s compliance with these covenants while employed by the Company and through the payment date of the lump-sum severance amount as set forth in Section 5(a)(i). Additionally, any rights to coverage under Bancshares group health plan pursuant to Section 5(a)(ii) shall terminate in the event of a breach of one or more of the covenants contained herein.

(a)                Executive will not, without the prior written consent of Bancshares, (i) divert or attempt to divert from Bancshares or any Subsidiary any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of Bancshares or a Subsidiary or affiliate (or any particular customer with whom Bancshares or any Subsidiary or affiliates had business contacts in the one-year period immediately preceding Executive’s termination of employment or with whom Executive may have dealt at any time during his employment by the Company; (ii) recruit, solicit, hire, attempt to hire, or assist any other person to hire any employee of Bancshares or a Subsidiary or affiliate or any person who was an employee of any of the foregoing in the six (6) months preceding Executive’s termination of employment, or solicit or encourage any employee of any of the foregoing to terminate employment; or (iii) otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.

(b)               Executive will not disclose or permit the disclosure of any confidential information to any person other than an employee of the Company or an individual engaged by the Company to render professional services to the Company under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. For purposes of this Agreement “confidential information” shall include but not be limited to trade secrets, customer lists, operational methods, marketing plans or strategies, business acquisition or disposition plans, personnel or employment plans, financial budgets and forecasts and technical processes, except for information that (i) was or becomes generally available to the public other than as a result of disclosure by Executive and/or (ii) was or becomes available to Executive on a non-confidential basis from a source other than the Company. Executive acknowledges and agrees that any and all non-public information regarding the Company and its customer is confidential and the unauthorized disclosures of such information will result in irreparable harm to the Company.

(c)                Executive agrees that Executive will not at any time make, publish or communicate (whether orally or in writing) to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Bancshares or any Subsidiary or its businesses, or any of its employees, officers, members of its Board of Directors and existing and prospective customers, investors and associated third parties.

7.                  Definitions.

The following definitions shall apply to this Agreement:

(a)                “Cause” shall mean:

(i)                 Executive's failure to substantially perform Executive’s duties with the Company (other than as a result of incapacity due to physical or mental condition), after a demand for substantial performance is delivered to him by the Company that specifically identifies the manner in which Executive has not substantially performed his or her duties and Executive’s failure to cure within thirty (30) days following such notice;

(ii)               Executive's misconduct which is materially injurious to the Company, monetarily or otherwise;

(iii)             An act of fraud, embezzlement, theft, or dishonesty;

(iv)             Executive's material breach of any provision of this Agreement and failure to cure after a demand delivered to Executive by the Company that specifically identifies the manner in which Executive has breached this Agreement;

(v)               Service upon the Bank of a formal or informal enforcement action by its primary regulator consisting of a Memorandum of Understanding or higher degree of enforcement action; or

(vi)             Breach of any of Executive’s covenants under Section 6 of this Agreement.

(b)               “Change in Control” shall be deemed to have occurred upon the happening of any of the following events as to the Company:

(i)                 The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)               The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company;

(iii)             The replacement during any twelve-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

(iv)             The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change in Control contained herein shall be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirement in items (ii) and (iv) above; and all questions or determinations in connection with any such Change in Control shall be construed and interpreted in accordance with the provisions of such Regulations. This definition of Change in Control shall be applicable only for purposes of determining Executive’s rights under this Agreement which become applicable in the event of such a Change in Control and for no other purpose.

(c)                “Closing Date” shall mean the date on which a Change in Control becomes effective. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change in Control becomes effective, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipated of a Change in Control, then for all purposes of this Agreement the “Closing Date” shall mean the date immediately prior to the date of such termination of employment.

(d)               “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                “Good Reason” shall mean any of the following occurring without Executive’s consent:

(i)                 a material diminution in Executive’s annual base salary;

(ii)               a material diminution in Executive’s position, authority, duties or responsibilities from those which Executive held immediately prior to the Closing Date of the Change in Control;

(iii)             requiring Executive to be based at any office which is a material change from the geographic location of the office at which Executive was employed immediately prior to the Change in Control; provided, however, that any such relocation request shall not be considered a material change if such relocation is within a thirty-five (35) mile radius of the office at which Executive was based immediately prior to the Closing Date of a Change in Control;

(iv)             a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;

(v)               a material diminution in the budget over which Executive retains authority; or

(vi)             any other action or inaction that constitutes a material breach by the Company of any agreement, including this Agreement, pursuant to which Executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) Executive provides the Company notice of the existence of such condition within ninety (90) days of the initial existence thereof specifically identifying the acts or omissions constituting the grounds for Good Reason and a period of at least thirty (30) days following such notice within which to remedy such condition and (2) Executive’s termination occurs within the twenty-four (24) month period following the initial existence of such condition.

(f)                “Subsidiary(ies)” shall mean any corporation that is directly or indirectly, through one or more intermediaries, controlled by the Bancshares.

8.                  Liability of the Company: Regulatory Restrictions.

The parties recognize that the enforceability of employment contracts with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of his or her rights hereunder from the Company. Nothing herein shall require Bancshares or a Subsidiary thereof to perform any obligation hereunder if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The parties further acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

9.                  Notices.

All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

__________________________________

__________________________________

__________________________________

If to Bancshares:

The First Bancshares, Inc.

Post Office Box 15549

Hattiesburg, MS 39404-5549

Attn: M. Ray (Hoppy) Cole, Jr.

Title: President, CEO, Director

If to the Bank:

The First, ANBA

Post Office Box 15549

Hattiesburg, MS 39404-5549

Attn: M. Ray (Hoppy) Cole, Jr.

Title: President, CEO, Director

or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement. Notices and other communications hereunder to a Subsidiary shall be addressed to such Subsidiary’s principal place of business addressed to the President thereof, unless another address has been furnished for such purpose under the provisions of this Section.

10.              409A Compliance.

Notwithstanding any other provision in this Agreement, the Company and Executive intend for this Agreement to comply in all respects with the provisions of Section 409A of the Code and Treasury Regulations and other guidance issued thereunder. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would be prohibited by or be inconsistent with Section 409A of the Code, then such provision shall be deemed to be conformed to comply with Section 409A of the Code or, if it is not possible to conform the provision to comply with Section 409A, such provision shall be null and void to the extent, and only to the extent, required for this Agreement to be in compliance with Section 409A of the Code without affecting the remainder of this Agreement.

11.              Governing Law.

The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the laws of the State of Mississippi.

12.              Successors and Assigns.

(a)                The Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)               This Agreement shall be binding upon and inure to the benefit of the company and its successors and assigns.

13.              Severability.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

14.              Entire Agreement; Amendment.

This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. Except as provided in Section 1, this Agreement may be amended or terminated only by mutual agreement of the parties in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE FIRST BANCSHARES, INC.

By: /s/ M. Ray Cole, Jr.

EXECUTIVE

By: /s/ Dee Dee Lowery

- 11 -